Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Annual Report on Form 40-F for the year ended December 31, 2015 of Cascades Inc. of our report dated March 10, 2016, relating to the consolidated financial statements, which appears in the Exhibit incorporated by reference in this Annual Report.

/s/ PricewaterhouseCoopers LLP1

Montréal, Canada

March 30, 2016

1 FCPA auditor, FCA, public accountancy permit No. A108517